Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano	Tom McNaughton
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	tmcnaughton@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Fourth Quarter and Full Year 2008 Results

Holliston, MA, February 26, 2009 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter Reported Results

Revenues from the Company’s continuing operations for the three months ended December 31, 2008 were $23.1 million, a decrease of $1.4 million, or 6.0%, compared to revenues of $24.5 million for the three months ended December 31, 2007. In constant currency, revenues grew by 6.4% for the fourth quarter, compared with the fourth quarter of 2007. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.7 million, or $0.06 per diluted share, for the three months ended December 31, 2008 compared to $2.3 million, or $0.07 per diluted share, for the same period in 2007. Included in the fourth quarter 2008 results was a $0.01 per share negative impact from currency exchange rates compared with the fourth quarter of 2007. GAAP income from continuing operations for the fourth quarter of 2008 included $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives.

Non-GAAP adjusted income from continuing operations was $3.0 million, or $0.10 per diluted share, for the three months ended December 31, 2008 compared with $3.1 million, or $0.10 per diluted share, for the same period in 2007.

The Company ended 2008 with a strong balance sheet. We had cash and cash equivalents, net of debt, totaling $12.3 million at December 31, 2008, after having repaid $6.3 million of debt and repurchasing 891,000 of the Company’s shares, at a cost of $2.6 million, during the year then ended.

Full Year Reported Results

Revenues from the Company’s continuing operations for the year ended December 31, 2008 were $88.0 million, an increase of 5.6% compared with revenues of $83.4 million for the year ended December 31, 2007. On a constant currency basis, revenues grew 9.2% year to year. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $5.4 million, or $0.17 per diluted share, for the year ended December 31, 2008 compared to $7.6 million, or $0.24 per diluted share, for the same period in 2007. GAAP income from continuing operations for the year ended December 31, 2008 included the effect of approximately $1.8 million in costs related to the Company’s ongoing initiative to consolidate business functions to reduce future operating expenses, $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives during the year.

Non-GAAP adjusted income from continuing operations was $9.9 million, or $0.32 per diluted share, for the year ended December 31, 2008 compared to $9.8 million, or $0.31 per diluted share, for the same period in 2007. The 2008 results included a $0.01 per share negative impact from year to year currency exchange rate changes.

See Exhibits 4 and 5 for reconciliations of GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share from continuing operations to non-GAAP adjusted earnings per diluted share from continuing operations.

Chane Graziano, CEO, stated, “Despite the weakening economy during the second half of 2008, we finished the year with a strong fourth quarter. Organic growth in revenues was approximately 6% and non-GAAP operating profit was a record high of $4.6 million, up approximately 18% versus 2007. We saw strength in most product lines but the highlights in revenue growth were the Harvard Apparatus catalog business in the U.S., worldwide demand for the Panlab behavioral products and Biochrom plate readers. The record non-GAAP operating profit was largely driven by the consolidation of the plate reader business from Austria into our Biochrom subsidiary and sales, marketing and G&A for the Hoefer products from California to Harvard Apparatus in Holliston, Massachusetts.”

Mr. Graziano continued, “I believe our strength in the fourth quarter demonstrates the strength of our strategy of providing a broad range of well-established specialty products at relatively low price points, leverage of acquisition products through our distribution channels and operational improvements in the companies we acquire.”

He added, “As we look forward to 2009, we see a difficult economic situation with 11% foreign exchange headwinds in revenues and $0.04 earnings per share at January 31, 2009 exchange rates. Therefore, without acquisitions we expect revenues to be in the $80.0—$85.0 million range and non-GAAP earnings per share in the $0.27—$0.32 range. For the first quarter of 2009, without acquisitions we expect revenues to be in the $19.0—$20.0 million range and non-GAAP earnings per share in the $0.06—$0.07 range.”

There are factors such as continued expansion of the distribution of the Panlab products, penetration of the U.S. market for the Biochrom products, continued impact of the catalogs we launched in 2008 and further operational improvements that could enable us to overachieve this guidance. However, it will be the acquisitions that we are able to make in 2009 that will be the major factor. Therefore, with a strong balance sheet and a good credit line, acquisitions will be a major focus in 2009.”

Our revenue guidance was calculated using January 31, 2009 exchange rates (USD1.45/GBP and USD1.28/Euro) and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions and acquisition costs in 2009, any future restructuring actions, stock-based compensation expense recognized under SFAS No. 123(R) and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP adjusted earnings per diluted share from continuing operations. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations and GAAP earnings per diluted share to non-GAAP adjusted earnings per diluted share from continuing operations for the three months and year ended December 31, 2008.

Reconciliation of Guidance for US GAAP Earnings per Diluted Share From Continuing Operations to Adjusted Non-GAAP

Earnings per Diluted Share From Continuing Operations

(unaudited)

	Three Months Ended March 31, 2009		Year Ended December 31, 2009
	Low Estimate	High Estimate	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.06	$0.07	$0.27	$0.32

Less the impact of: Amortization of intangible assets - A	(0.01)	(0.01)	(0.06)	(0.06)

Stock-based compensation (SFAS No. 123(R))	(0.02)	(0.02)	(0.07)	(0.07)

Restructuring	—	—	(0.02)	(0.02)
Tax - B	0.01	0.01	0.04	0.04

GAAP diluted earnings per common share from continuing operations - A	$0.04	$0.05	$0.17	$0.22

A	-	Assumes no additional acquisitions.
B	-	Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended December 31, 2008 compared to three months ended December 31, 2007:

Revenues decreased $1.4 million, or 6.0%, to $23.1 million for the three months ended December 31, 2008 compared to $24.5 million for the same period in 2007. The decrease in revenues from the prior year was wholly due to the strengthening of the U.S. dollar. The year-to-year strengthening of the dollar had a $3.0 million, or 12%, negative effect on the Company’s fourth quarter revenues. Adjusting for the effect of foreign currency fluctuation, the Company’s Harvard Apparatus and Biochrom businesses realized year-to-year organic revenue growth in the fourth quarter of 4% and 10%, respectively.

Cost of product revenues decreased $1.6 million, or 11.9%, to $11.4 million for the three months ended December 31, 2008 compared with $13.0 million for the three months ended December 31, 2007. The decrease in cost of product revenues was primarily due to a $1.9 million effect of a strengthened U.S. dollar and manufacturing efficiencies achieved at the Company’s Biochrom business, partially offset by increases from organic sales growth. Gross profit as a percentage of revenues increased to 50.4% for the three months ended December 31, 2008 compared with 47.1% for the same period in 2007. The increase in gross profit as a percentage of revenues was primarily due to manufacturing efficiency improvements at Biochrom of 1.1%, higher prices on certain products and improved product mix.

Sales and marketing expenses decreased $0.3 million, or 9.7%, to $2.6 million for the three months ended December 31, 2008 compared with $2.9 million for the three months ended December 31, 2007. This decrease was primarily due to the negative effect of a strengthened U.S. dollar. Excluding the impact of currency exchange rates, sales and marketing costs decreased 2% from the prior year period.

General and administrative expenses decreased $0.3 million, or 5.7%, to $4.1 million for the three months ended December 31, 2008 compared with $4.4 million for the three months ended December 31, 2007. The year-to-year quarterly decrease was primarily due to changes in foreign exchange rates. Excluding the effects of foreign exchange, general and administrative expenses were flat in the fourth quarter compared with the prior year.

Research and development expenses were $0.9 million, a decrease of $0.2 million, or 20.1%, for the three months ended December 31, 2008 compared to $1.1 million for the three months ended December 31, 2007. The decrease in research and development expenses occurred primarily in the Company’s Hoefer business unit, and was due to the completion during 2008 of a product design project started in 2007 at Hoefer.

Other, net for the fourth quarter of 2008 included $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives during 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007:

Revenues increased $4.6 million, or 5.6%, to $88.0 million for the year ended December 31, 2008 compared to $83.4 million for the same period in 2007. The Company’s Panlab subsidiary, acquired during the fourth quarter of 2007, accounted for a $6.8 million increase in revenues. A strengthening of the U.S. dollar during 2008 had a $3.0 million negative impact on revenues during the year. Excluding the effect of currency rate changes, the Company’s Harvard Apparatus business reported a slight revenue decrease (less than 1%), and the Biochrom business reported 3% organic growth compared with 2007. Biochrom’s organic growth came primarily from sales of its new microliter spectrophotometer product.

Cost of product revenues increased $2.7 million, or 6.3%, to $45.9 million for the year ended December 31, 2008 from $43.2 million for the year ended December 31, 2007. The Company’s Panlab subsidiary was acquired in the fourth quarter of 2007, and only that quarter’s operating results were included in the Company’s results in 2007. Therefore, Panlab accounted for a $4.4 million increase in cost of product revenues during 2008. At Biochrom, the additional production costs of its organic sales growth were in large part offset by cost savings derived from consolidating the Asys manufacturing operation into Biochrom’s site. The effects of a strengthened U.S. dollar reduced 2008 cost of product revenues by $1.9 million compared with 2007.

Gross profit as a percentage of revenues decreased to 47.9% for the year ended December 31, 2008 compared with 48.3% for the same period in 2007. The decrease in gross profit as a percentage of revenues was primarily due to certain inventory write-downs related to our consolidation plan (see “Restructuring” on the following page).

Sales and marketing expenses increased $0.6 million, or 6.0%, to $11.0 million for the year ended December 31, 2008 compared to $10.4 million for the year ended December 31, 2007. The inclusion of a full year of sales and marketing costs at our Panlab subsidiary caused an increase of $0.8 million in 2008. That increase was partially offset by the effects of changes in currency exchange rates, which reduced sales and marketing expenses by $0.1 million in 2008 compared with 2007.

General and administrative expenses increased $0.3 million, or 2.0%, to $15.1 million for the year ended December 31, 2008 compared with $14.8 million for the year ended December 31, 2007. The inclusion of a full year’s results of our Panlab subsidiary caused an increase in general and administrative expenses of $0.6 million in 2008. Additionally, the implementation of the Company’s shareholder rights plan during 2008 cost $0.1 million. Those increases were partially offset by the effects of changes in currency exchange rates, which reduced general and administrative expenses by $0.3 million in 2008 compared with 2007.

Research and development expenses were $4.0 million, an increase of $0.3 million for the year ended December 31, 2008 compared to $3.7 million for the year ended December 31, 2007. The increase in research and development expenses was primarily due to expenses of $0.5 million at Panlab, partially offset by the effects of currency rate changes.

Other, net for the year ended December 31, 2008 included the effect of $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives during 2008. For the year ended December 31, 2007, other, net included $0.03 million of costs related to acquisition initiatives.

Balance Sheet

The Company ended the fourth quarter of 2008 with cash and cash equivalents of $13.7 million compared to cash and cash equivalents of $17.9 million held by its continuing operations at December 31, 2007. As of December 31, 2008, the Company had no borrowings outstanding on its revolving credit facility. The Company had a $5.5 million outstanding balance on the revolving credit facility at December 31, 2007. Additionally, the Company’s Panlab subsidiary had $1.4 million and $2.3 million in bank debt remaining at December 31, 2008 and 2007, respectively. Total cash and equivalents, net of debt, was $12.3 million and $10.1 million at December 31, 2008 and December 31, 2007, respectively.

Trade receivables were $15.1 million and inventories were $11.9 million as of December 31, 2008 compared to trade receivables of $14.8 million and inventories of $15.0 million as of December 31, 2007. Outstanding days of sales, or DSO, were 60 days for the three months ended December 31, 2008 and 56 days for the three months ended December 31, 2007. Inventory turns were 3.4 times for the three months ended December 31, 2008 compared with 3.6 times for the same period of 2007.

The Company spent $2.6 million to repurchase 891,000 shares of its common stock during 2008.

Restructuring

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our actions in 2008 were related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company’s Biochrom subsidiary’s facility located in Cambridge UK. The combined costs of these activities recorded in the year ended December 31, 2008 were $1.8 million.

These charges were comprised of $1.0 million in severance payments, $0.3 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues), $0.1 million in facility closure costs and $0.4 million in various other costs.

Discontinued Operations

On September 30, 2008, the Company completed the sale of assets of its Union Biometrica Division including its German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of the Company’s Capital Equipment Business Segment, to UBIO Acquisition Company. The purchase price paid by UBIO Acquisition Company under the terms of the Asset Purchase Agreement consisted of $1 in cash, the assumption of certain liabilities, plus additional consideration in the form of an earn-out based on the revenue generated by the acquired business as it is conducted by UBIO Acquisition Company over a five-year post-transaction period. The earn-out will be in an amount equal to (i) 5% of the revenue generated up to and including $6,000,000 and (ii) 8% of the revenue generated above $6,000,000 each year. Any earn-out amounts will be evidenced by interest-bearing promissory notes due on September 30, 2013 or at an earlier date based on certain triggering events. During 2008, the Company recorded a loss on sale of $3.3 million. There was no value ascribed to the contingent consideration from the earn-out agreement, as realization is uncertain.

The income/(loss) from discontinued operations, net of tax, was $0.4 million and $(0.5) million for the three months and year ended December 31, 2008, respectively, compared to $(0.5) million and $(5.9) million for the three months and year ended December 31, 2007, respectively.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2008 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, February 26, 2009. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. The live conference call is also accessible by dialing 800-597-0339 and referencing the pass code of “57923749”. A replay of this conference call will be available from 8:30 p.m. on February 26, 2009 through March 5, 2009 and will be accessible by dialing 888-286-8010 and referencing the pass code of “19753641”. This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the three months and year ended December 31, 2008 and 2007 are included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience (“HBIO”) is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company’s consolidation of business functions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to extend our credit facility, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the recent disposition of a portion of the Company’s Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$13,698	$17,889
Trade receivables	15,086	14,757
Inventories	11,901	14,983
Property, plant and equipment	3,221	4,465
Goodwill and other intangibles	33,782	39,668
Other assets	3,583	2,823
Assets of discontinued operations - held for sale	—	4,268

Total assets	$81,271	$98,853

Liabilities and Stockholder’s Equity
Current liabilities - continuing operations	$11,215	$14,570
Current liabilities - discontinued operations	—	1,771

Total current liabilities	11,215	16,341

Total liabilities	14,553	24,716
Stockholders’ equity	66,718	74,137

Total liabilities and stockholders’ equity	$81,271	$98,853

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenues	$23,052	$24,529	$88,049	$83,407
Cost of product revenues	11,424	12,964	45,893	43,161

Gross profit	11,628	11,565	42,156	40,246

Sales and marketing expenses	2,592	2,871	10,970	10,352
General and administrative expenses	4,132	4,381	15,134	14,829
Research and development expenses	881	1,103	4,048	3,708
Restructuring charges	(25)	—	1,559	—
Amortization of intangible assets	466	494	1,966	1,824

Total operating expenses	8,046	8,849	33,677	30,713

Operating income	3,582	2,716	8,479	9,533

Other income (expense):
Foreign exchange	(115)	(69)	60	45
Interest expense	(72)	(151)	(389)	(365)
Interest income	49	113	372	317
Other, net	(871)	52	(872)	38

Other income (expense), net	(1,009)	(55)	(829)	35

Income from continuing operations before income taxes	2,573	2,661	7,650	9,568

Income taxes	866	338	2,240	1,970

Income from continuing operations	1,707	2,323	5,410	7,598
Discontinued operations
Income (loss) from discontinued operations, net of tax	369	(538)	(457)	(5,864)
Loss on disposition of discontinued operations, net of tax	—	(3,088)	(3,280)	(3,088)

Total income (loss) from discontinued operations, net of tax	369	(3,626)	(3,737)	(8,952)

Net income (loss)	$2,076	$(1,303)	$1,673	$(1,354)

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.06	$0.08	$0.18	$0.25
Discontinued operations	0.01	(0.12)	(0.12)	(0.29)

Basic income (loss) per common share	$0.07	$(0.04)	$0.05	$(0.04)

Diluted earnings per common share from continuing operations	$0.06	$0.07	$0.17	$0.24
Discontinued operations	0.01	(0.12)	(0.12)	(0.29)

Diluted income (loss) per common share	$0.07	$(0.04)	$0.05	$(0.04)

Weighted average common shares:
Basic	30,636	30,801	30,882	30,646

Diluted	30,745	31,382	31,354	31,405

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31
	2008	2007	2008	2007
US GAAP operating income from continuing operations	$3,582	$2,716	$8,479	$9,533

Adjustments:

Amortization of intangible assets	466	494	1,966	1,824

Fair value adjustments to inventory	—	61	—	61

Inventory writedown due to restructuring	—	—	252	—

Restructuring charges	(25)	—	1,771	—

Stock-based compensation expense	579	642	2,003	2,335

Non-GAAP adjusted operating income from continuing operations	$4,602	$3,913	$14,471	$13,753

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations

(in thousands)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
US GAAP income from continuing operations	$1,707	$2,323	$5,410	$7,598

Adjustments:

Amortization of intangible assets	466	494	1,966	1,824

Fair value adjustments to inventory	—	61	—	61

Inventory writedown due to restructuring	—	—	252	—

Asset write-down	549	—	549	—

Direct acquisition costs	261	—	261	30

Restructuring charges	(25)	—	1,771	—

Stock-based compensation expense	579	642	2,003	2,335

Income taxes (A)	(507)	(463)	(2,279)	(2,077)

Non-GAAP adjusted income from continuing operations	$3,030	$3,057	$9,933	$9,771

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, fair value adjustments to inventory, asset write-down, direct costs related to acquisition initiatives, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from

Continuing Operations

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
US GAAP diluted earnings per common share from continuing operations	$0.06	$0.07	$0.17	$0.24

Adjustments:

Amortization of intangible assets	0.02	0.02	0.06	0.06

Inventory writedown due to restructuring	—	—	0.01	—

Asset write-down	0.02	—	0.02	—

Direct acquisition costs	0.01	—	0.01	—

Restructuring charges	—	—	0.06	—

Stock-based compensation expense	0.02	0.02	0.06	0.07

Income Taxes (A)	(0.02)	(0.01)	(0.07)	(0.07)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.10	$0.10	$0.32	$0.31

(A)	Income taxes includes the tax effect of adjusting for the amortization of intangible assets, fair value adjustments to inventory, asset write-down, direct costs related to acquisition initiatives, restructuring charges and stock-based compensation. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #6

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)

(unaudited)

	For the Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Dec. 31, 2007	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Dec. 31 2008
Organic growth	11.9%	11.2%	3.7%	7.8%	8.5%	-2.7%	4.4%	-1.9%	-3.5%	-1.0%	0.1%	-2.5%	-1.2%	6.4%	1.0%
Acquisitions	0.0%	0.0%	3.6%	7.6%	2.9%	7.7%	4.2%	0.0%	13.5%	6.6%	12.6%	13.8%	8.2%	0.0%	8.2%
Foreign exchange effect	-4.2%	0.5%	3.0%	6.1%	1.6%	5.0%	3.6%	4.1%	3.1%	3.9%	2.2%	1.6%	-3.7%	-12.4%	-3.6%

Total revenue growth	7.7%	11.7%	10.3%	21.5%	13.0%	10.0%	12.2%	2.2%	13.1%	9.5%	14.9%	12.9%	3.3%	-6.0%	5.6%